UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Alliqua BioMedical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alliqua BioMedical, Inc.
1010 Stony Hill Road, Suite 200
Yardley, PA 19067
Telephone: (215) 702-8550

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2017

This supplement updates the Definitive Proxy Statement, dated May 9, 2017, previously furnished to stockholders of Alliqua BioMedical, Inc. in connection with the Annual Meeting of Stockholders of Alliqua BioMedical, Inc. to be held on June 23, 2017 (the “Annual Meeting”). Unless the context otherwise requires, references herein to “we”, “us”, “our” or the “Company” refer to Alliqua BioMedical, Inc., a Delaware corporation.

Broker Non-Vote

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Notwithstanding the information contained in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 9, 2017 (the “Proxy Statement”), we expect that banks, brokers, and other nominees will have discretionary authority to vote your shares on two proposals: the Reverse Stock Split Proposal (Proposal 2) and the proposal to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 7). If you do not provide voting instructions, we expect that your bank, broker or other nominee will be permitted to vote your shares on each of these proposals.

We do not expect that that banks, brokers and other nominees will be allowed to vote on all other proposals included in the Proxy Statement unless they have received voting instructions from the beneficial owner of the shares.

Important Information

This supplement should be read in conjunction with the Proxy Statement. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls. The Proxy Statement is available to stockholders at www.proxyvote.com.

The date of this supplement to the Proxy Statement is June 16, 2017.